Exhibit 99.1

The CMR Mortgage Fund II Newsletter

October 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor
Commercial Real Estate Financing Since 1958	San Francisco, California 94105
Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

We are now officially in the 4th Quarter of 2008 and heading towards the end of what has been the toughest year we have ever experienced.  Since last year, we have seen the subprime crisis unfold, the collapse of housing prices, a near standstill in the credit markets and the failure of Bear Stearns – all of which was shocking to us.  And yet all this took place just through March of 2008.  Leading into the 4rd Quarter of 2008, I thought (as did many others more experienced and knowledgeable than me) the worst was over and that we would slowly see the credit markets improve.

Black September

But as the events of the past month have shown, the worst was yet to come.  With the collapses, takeovers, bankruptcies and/or bailouts of Fannie Mae, Freddie Mac, AIG, Lehman Brothers, Washington Mutual, Wachovia Bank and Merrill Lynch, what we have witnessed far exceeded nearly everybody’s worst case nightmare scenarios.  With three of the five largest investment banks out of business or sold, and the remaining two, Goldman Sachs and Morgan Stanley turning themselves into bank holding companies, we have suddenly seen a near disappearance of the investment banking industry that ran Wall Street for most of the past century.

However, this is not a financial crisis limited to Wall Street.  In Europe, the German government bailed out Hypo Real Estate Holdings AG to the tune of $69 Billion and the governments of the Netherlands, Belgium and Luxembourg have bailed out the Fortis banking group with nearly $16 Billion.  Other banks throughout Europe have also have had to be bailed out by their governments.  The threats posed by the crisis in worldwide financial markets have threatened the basic economic fabric of our modern economies.  The $700 Billion U.S. government bailout plan has just been signed and the governments of several European countries have pledged nearly a trillion additional dollars to prop up their financial systems.  Meanwhile, the world anxiously waits to see what effects these efforts will have in restoring calm and stability to the financial markets.

The Portfolio Update

How did Black September affect our Fund portfolio?  Our assets, which are primarily mortgage loans and real estate properties we have acquired through foreclosure, are generally illiquid investments that have become even more illiquid during the past year.  The Fund has not been granting redemptions this year and thus ironically, there was no “run” on our “bank.”  The Fund is not highly leveraged, although it is in many junior positions, and it continues to face challenges of meeting senior debt service requirements.  These have been and still remain as serious ongoing challenges in an increasingly inactive and illiquid market.  We continue to work through the borrowers’ delinquencies and foreclosures and bankruptcies.  We continue this uncomfortable journey from being a mortgage investment fund that collected monthly interest payments and sent out monthly distributions to investors to a fund that is becoming an owner of real estate which needs to be managed, marketed and sold or held for the longer term.

In September, the Fund or other affiliates acting in our interests

•                  Acquired two properties: 7,100 acres in Lassen County, California, intended for ski resort development, and 900 acres of residential development land in Casa Grande, Arizona.

•                  Sold no properties.

•                  Received offers on 28 acres of residential development land in Victorville, California. Entered into contract to sell an apartment building in Concord, California. We also entered into contract to sell an apartment complex in Fresno, California, but it subsequently fell out of escrow.

•                  Refinanced an office/warehouse facility in South San Francisco to raise $1.5 million in cash for immediate needs of the Funds.  Where we can’t sell a particular property immediately, we have, for the first time, borrowed against it to help meet monthly cash needs.

We are working hard to sell properties and have had some modest success in a very, very difficult market.

As cataclysmic as Black September was, we made it through the month relatively unscathed – although the term “relative” is itself relative because of the difficulties we have already been facing all year.  Given what has happened to some of the largest, oldest and previously strongest financial institutions in September, we can feel somewhat fortunate that we did not suffer in similar ways.  We all need to keep in mind, however, that every month poses its own threats and our challenge is to make it through each month, whether or not they are as eventful as September was.

From a longer term perspective, as the credit crisis persists and even gets worse, everything gets more difficult for nearly everybody, including us and unfortunately, for each of our investors.  Large businesses, small businesses, real estate developers and investors, home buyers, banks, manufacturers, financial companies, retirees, working people, local and state governments and nearly every participant in our economy stands to suffer from the continued turmoil and upheaval in the credit markets.  There is a hope that the $700 Billion bailout and government bailouts throughout the world will help restore confidence and normality in the markets but in reality, nobody can truly predict these things.

The Fund has managed to meet enough of its debt service requirements to avoid being foreclosed upon by senior lenders other than the few cases where the secondary collateral had insufficient equity value to justify additional investment on our part.  By not having had to sell properties at large discounts and not getting foreclosed out in large amounts, we have not to date suffered large losses as a result of losing collateral.  We have also worked hard to meet the other operating expenses of the Fund to enable our accountants, auditors, attorneys and other service providers to continue to work with us during these difficult times.  And we have managed thus far to avoid having to ask our investors to help us by providing additional capital to allow us to better protect the existing capital that you and others already invested.

We continue to face daunting challenges in the months ahead.  Our expectations of generating liquidity to meet senior debt service needs and operating expenses of the Fund by selling off properties have obviously been tempered given the events of the past month.  Selling properties in this environment has been very difficult and in addition to trying to refinance properties as necessary to raise cash, we are also seeking other sources of capital.

Fair Value Accounting Rules

Among the many challenges and difficulties we have been navigating through this year, one of the most confusing and problematic has involved what is known as Fair Value Accounting.  All companies need to maintain accurate accounting records.  This includes valuing the Fund’s assets, which consist primarily of mortgage loans and foreclosed real estate properties.  Financial reporting to our investors is a critically important responsibility and we need to do our best to prepare and issue financial reports that are accurate.

How does one value a real estate property that the Fund owns or has a loan against in times like these when there are so few comparable sales and the markets are as distressed as they have been?  Getting appraisals is obviously one of the best ways.  In August, we wrote to you that one appraiser apologized to us because, as he wrote, “…it is just a very difficult time to be valuing residential land…and am working with our chief appraiser … on a methodology to arrive at a reasonable estimate of value for this type of property in a market where there is very limited comparable data.”  When this appraisal on a 50 acre residential land parcel located in Antioch, California approved for 208 home lots finally came out, all of the comparable sales used for analysis were sales that occurred in 2007 because there simply were no relevant comparable sales in 2008!

What do we do in a market such as this where there are few or maybe no sales of comparable properties and where there are comparable sales, such sales are severely distressed?   Yet we are required by what is known as the Financial Accounting Standards Board Statement No. 157 (FAS 157), and other accounting standards, to mark our assets to current fair market values.

These accounting rules are being vigorously debated today.  There are those who claim that writing down a majority of the previous value of a portfolio based upon a few distress sales by sellers under enormous pressure should not set the valuation level for assets held by those who do not need to sell immediately into an illiquid market shaking with fear and uncertainly.  By definition, FAS 157 specifically states that “Fair Value is the price what would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  That is a mouthful but please note the word “orderly.”  Distress purchases by vulture investors with cash – which very few have these days – lead to a severely discounted pricing does not seem to imply an “orderly” market.  Or does it?

Currently, many of our valuations are arrived at through current appraisals by licensed appraisers.  We then undertake our own review and analysis of the appraisals to include data and information that we often research ourselves.  We incorporate all of the information we have – including the appraisal – to arrive at numbers which can paint a grim picture in these unprecedented times.  But this is the world we live in and we need to comply with the guidance provided by these rules Of course, there is always the risk that even with these efforts, our valuations could end up being overly optimistic or overly pessimistic.  This is a very complex area of accounting, particularly in these times, and we spend much of our time working through these issues.

We are making tough and hopefully realistic decisions regarding valuations and have been writing down the fair market value of our assets since the end of last year.  This has resulted in a reduction in your capital accounts and we know none of you are happy about this.  Unfortunately, this process will continue and we expect that the values of your capital accounts will very likely be written down substantially further before the end of this year.  If the financial markets continue to get worse or if distressed sales of assets similar to those that the Fund owns show evidence of declining values, we will need to take these into consideration and further write down asset values and reduce your capital accounts.  Please understand reducing your capital accounts does not in itself mean that we have been foreclosed out of a significant junior position or sold off assets at large losses.  Nevertheless, we will need to arrive at a conclusion at the end of each quarter that realistically assesses, to the best of our ability, the fair market values of the assets the Fund holds.  If you have questions regarding this process, please do not hesitate to call us at any time.

In Conclusion

It is our hope that the worst of the credit crisis is over.  Can it get any worse?  It appears that many of the largest and most vulnerable financial institutions that everyone has worried about this year have either gone bankrupt or been bailed out, taken over or restructured.  And since Goldman Sachs and Morgan Stanley are now becoming bank holding companies, there are no more large investment banks left to fail.

The largest financial institutions have written off hundreds of billions of dollars and raised hundreds of billions in capital and several have been taken over or restructured.  The decline of the housing markets may be headed towards a bottom.  And the $700 Billion rescue package may signal a turn in the markets.  On the other hand, few could have predicted the events of Black September and no one knows what will transpire in the coming months.

We remain hopefully optimistic and yet worry that we – and many others – have been overly optimistic in the past.  We will continue to work hard on your behalf and thank you for your continued support and confidence.

Sincerely,

David Choo
President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ  significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in the Fund’s  Annual Report of Form 10-K for the year ended December 31, 2007 and from time to time in our other filings with the SEC. For this  purpose, statements concerning future liquidity, interest rates, availability of credit and other conditions in the credit markets, and  economic conditions and their effect on the Fund and its assets, trends in real estate markets, future loan payoffs, foreclosures and  value recovered from property sales, ability to meet senior debt service and operating expenses, estimates as to the allowance for  loan losses, writedowns and the valuation of real estate held for sale,   the ability to hold properties until the markets improve or to  sell them, ways to allow investors to redeem their investments , as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements,  the Fund has not assumed any obligation to, and you should not expect the Fund to, update or revise those statements because of new information, future events or otherwise.